Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of SHE Beverage Company, Inc. on Form S-1, filed on or about January 13, 2020, of our Report of Independent Registered Public Accounting Firm, dated January 10, 2020, on the consolidated balance sheets of SHE Beverage Company, Inc. as of December 31, 2018 and 2017 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended and the related notes, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Pinnacle Accountancy Group of Utah a dba of Heaton & Company, PLLC

Pinnacle Accountancy Group of Utah (a dba of Heaton & Company, PLLC)

Farmington, UT

January 13, 2019